News Release

For Immediate Release:	For More Information,
October 2, 2017	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Completes Acquisition

of ASB Bancorp, Inc.

Southern Pines, NC, October 2, 2017 – First Bancorp (NASDAQ: FBNC) announces today the completion of its acquisition of ASB Bancorp, Inc. (NASDAQ: ASBB) (“ASB Bancorp”) on October 1, 2017. The merger solidifies First Bank’s position as the leading community bank in North Carolina, with total assets of approximately $5.2 billion and over 100 branches throughout the Carolinas. First Bank also offers insurance services through its wholly owned subsidiary, First Bank Insurance Services, and provides SBA loans to customers through its nationwide network of lenders.

Richard Moore, CEO of First Bancorp, stated, “We are very pleased with today’s announcement that our merger with ASB Bancorp is now official.  We welcome our new customers, associates, and shareholders to First Bank.  Asheville Savings Bank customers can expect to continue to receive the same high level of service to which they are accustomed.  Additionally, Asheville Savings Bank branches will continue to operate under their current name until a systems conversion of customer accounts, which is scheduled for March 2018.  We will be in touch with customers in advance of the conversion to ensure a smooth transition.”  Mr. Moore continued, “We also welcome Suzanne DeFerie and Chip Gould to our Board of Directors and look forward to working together for our shareholders.”

Suzanne DeFerie, President and CEO of ASB Bancorp, Inc. stated, “We are very pleased with this merger with First Bank.  Both institutions share the same community banking philosophy that our customers value so much.  Although we are closing one chapter in our company’s history, we believe we are starting another one that will be even brighter.  We have been warmly welcomed by the First Bank folks, and we expect a smooth integration for employees and customers alike.  I would like also to thank ASB Bancorp, Inc. shareholders and customers for the loyal support they have shown over the years and for what I expect will be many more years to come.”

Under the terms of the merger agreement, for each share of ASB Bancorp common stock, shareholders have the right, subject to certain limitations, to receive either $41.90 in cash or 1.44 shares of First Bancorp common stock, or a combination thereof. Shareholders of ASB Bancorp were mailed election forms in August 2017 to choose their preferred mix of consideration, with the deadline to make elections expiring on September 18, 2017.  The preliminary results of the election indicate that shareholders who made an election will receive the consideration they requested.  Each ASB Bancorp share for which no election was received is expected to receive approximately 0.53 shares of First Bancorp common stock and $26.46 in cash. Shareholders will be mailed letters on or about October 2, 2017 with instructions on how to tender their shares of ASB Bancorp common stock for the merger consideration.

Also under the merger agreement, ASB Bancorp’s subsidiary bank, Asheville Savings Bank, S.S.B., has merged with and into First Bancorp’s subsidiary bank, First Bank. First Bank will continue to operate the 13 branches of Asheville Savings Bank under the Asheville Savings Bank name until a systems conversion planned for March 2018.

RBC Capital Markets, LLC served as exclusive financial advisor to First Bancorp and Brooks Pierce McLendon Humphrey & Leonard LLP served as legal counsel.  Keefe, Bruyette & Woods, Inc. served as exclusive financial advisor to ASB Bancorp and Nelson Mullins Riley & Scarborough, LLP served as legal counsel.

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About First Bancorp

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $5.2 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 108 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of First Bancorp and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of First Bancorp’s customers, First Bancorp’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of First Bancorp’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and First Bancorp undertakes no obligation to update or revise forward-looking statements. First Bancorp is also not responsible for changes made to the press release by wire services, internet services or other media.